EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into as of the 30th day of January, 2004, by and between GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (“Employer”), and GARY J. OBERMILLER, an individual (“Employee”).

WHEREAS, Employee is employed by Employer, and Employee has voluntarily agreed to resign as President and Chief Operating Officer of Employer and retire from his employment with Employer and all other positions that the Employee holds with the Employer and its affiliates effective January 31, 2004 (the “Termination Date”); and

WHEREAS, Employer and Employee wish to achieve a final and amicable resolution of all issues related to their employment relationship;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth below, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employee’s Termination. Employee and Employer confirm and agree that Employee will retire from his employment with Employer as of the Termination Date and that the employment relationship which existed between Employee and Employer and/or any of Employer’s affiliated companies will cease as of the Termination Date. However, nothing contained herein shall prevent or interfere with the ability of the parties to enter into agreements for Employee to provide consulting services and advice to Employer or Employer’s affiliates on an independent contractor basis (a “Subsequent Agreement”), including without limitation the Consulting Services Agreement being executed by Employer and Employee concurrently herewith. Except as set forth in Employer’s 2003 Management Incentive Compensation Plan, the 2000 Option Plan of GEEG Holdings, L.L.C., as amended, and the 2001 Stock Option Plan of Employer or as provided in any Subsequent Agreement, all of Employer’s obligations to Employee on or after the Termination Date are set forth herein. Accordingly, except as otherwise provided herein or in a Subsequent Agreement, Employer shall have no further obligations whatsoever to Employee after the Termination Date. Employer shall cause its personnel records to reflect that Employee terminated his employment with Employer effective on the Termination Date. The Employment Agreement dated as of May 1, 2002, between Employer (as assignee of Deltak, LLC) and Employee (the “Employment Agreement”) shall terminate effective upon the Termination Date and shall be of no further force or effect.

2. Lump Sum Payment. Within 19 days after the Termination Date and so long as Employee executes and delivers to Employer the Release attached as Exhibit A hereto (the “Release”) on January 30, 2004, and does not rescind or revoke the Release pursuant to the provisions thereof, Employer shall pay to Employee a lump sum amount of $1,163,910.00, less applicable withholding taxes, in consideration of the Release and the acknowledgements, waivers, representations and undertakings specified in this Agreement and in the Release. Such amount is equal to the sum of (a) $1,038,910.00, which is the portion of such amount that is based on the discontinuation of Employee’s compensation from Employer after the Termination Date, plus (b) $125,000.00, which is the portion of such amount that is based on the discontinuation of benefits offered to Employee by Employer after the Termination Date. Employee acknowledges that such lump sum amount is consideration to which he is not otherwise entitled under any plan or program of Employer or prior agreement with Employer including without limitation the Employment Agreement. Anything in this Agreement to the contrary notwithstanding, Employer shall be under no obligation to pay such lump sum amount to Employee if (i) Employee does not execute and deliver the Release to Employer on January 30, 2004, or (ii) Employee revokes the Release pursuant to the terms thereof.

3. Base Salary and MIC Plan. Employer will continue to pay to Employee his current base salary through the Termination Date, less applicable withholding taxes. Employer will also pay to Employee the bonus to which Employee is entitled for fiscal year 2003 under Employer’s 2003 Management Incentive Compensation Plan (the “MIC Plan”), less applicable withholding taxes, at the time the amount thereof is determined and is payable under the terms of the MIC Plan.

4. Stock Options. Employee has been granted certain non-qualified stock options pursuant to the 2000 Option Plan of GEEG Holdings, L.L.C. (a predecessor to Employer), as amended (the “2000 Plan”), and the 2001 Stock Option Plan of Employer (the “2001 Plan”). Except as hereinafter provided, nothing in this Agreement shall affect any rights or obligations of Employee or Employer under the Non-Qualified Stock Option Agreements entered into by Employee pursuant to the 2000 Plan or the 2001 Plan. Effective as of the Termination Date: (a) Employer hereby accelerates the vesting of all of Employee’s unvested options under the 2001 Plan and (b) Employer and Employee hereby agree that the Non-Qualified Stock Option Agreement(s) entered into by Employee with respect to all outstanding stock options granted to Employee under the 2001 Plan shall be deemed to have been amended accordingly. The parties acknowledge that all of Employee’s outstanding stock options under the 2000 Plan are vested and that, therefore, the vesting thereof does not require acceleration.

5. Officer Matters. Employee shall resign from all employee, officer, director and committee member positions which Employee holds with Employer or any affiliate of Employer effective as of the Termination Date. Nothing in this Agreement shall affect any of Employee’s rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Employee is entitled or subject in his capacity as a former officer of Employer or a former officer or director of any affiliate of Employer. Employee shall be entitled to the rights to indemnification and director and officer liability insurance coverage that Employer provides to other former officers of Employer and to former officers and directors of any affiliate of Employer. In addition, to the extent permitted by law, Employee, as a former officer of Employer, shall be entitled to the same indemnification rights that are provided to Employee pursuant to Employer’s Certificate of Incorporation and Bylaws as of the date hereof.

6. Accrued Vacation Pay. On the Termination Date, Employer shall compensate Employee for all of Employee’s accrued, but unused, vacation time through the Termination Date in accordance with the policies of Employer.

7. Other Benefits. Except as specifically set forth in this Agreement, all employment benefits previously made available to Employee by Employer or any of its affiliates shall terminate on the Termination Date. None of this Agreement or the Release delivered pursuant to Section 2 of this Agreement shall waive Employee’s right to any accrued benefit (a) under an Employer plan in which he is a qualified participant or (b) to which he is entitled by law, including but not limited to rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

8. Release. In consideration for the lump sum payment set forth in Section 2 of this Agreement, the Employee agrees, as of January 30, 2004, to execute the Release.

9. Disclosure; No Disparagement. Employee and Employer will use good faith efforts to agree on the language of the press release to be used in announcing the termination of Employee’s employment with Employer; provided, however, that it is understood that Employer shall be permitted to make such truthful disclosure as may be required under federal securities laws. Employer agrees that it will instruct its officers and directors not to criticize, denigrate or disparage Employee, either orally or in writing; provided, however, that it is understood that Employer shall be permitted to make such truthful disclosure as may be required under federal securities laws. Employee agrees that Employee will not criticize, denigrate or disparage the Employer or any of its current or former representatives, officers, directors, shareholders, predecessors, successors, agents, subsidiaries, operating units, affiliates, divisions, employees, attorneys or their products and services, either orally or in writing; provided, however, that it is understood that Employee shall be permitted to make such truthful disclosure as may be required by law.

10. Cooperation in Litigation. To the extent reasonable and upon reasonable notice, following the Termination Date, Employee will cooperate with Employer and its affiliates in connection with the prosecution or defense of any claim asserted by or against any of them (excluding a claim in connection with the enforcement of this Agreement) with respect to which Employee may have any knowledge as a result of his employment with Employer or any of its affiliates.

11. Independent Legal Advice. Employee acknowledges that he has been advised to consult with legal counsel prior to executing this Agreement and the Release and that he has had the opportunity to be represented by independent legal counsel of his choice with respect to the advisability of signing this Agreement and providing the releases, waivers, acknowledgements, representations and undertakings specified herein, and with respect to his rights and obligations under the terms of this Agreement.

12. Knowledge of Contents. Each party acknowledges that such party has carefully read this Agreement and that the contents hereof are known and understood by such party. This Agreement is signed freely by each party hereto.

13. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by Employer or Employee of any liability whatsoever, or as an admission by Employer of any violation of the rights of Employee or any other person, or any violation of any order, law, statute, duty or contract.

14. Severability. In the event that any provision of this Agreement or the Release should be held to be void, voidable, or unenforceable, the remaining portions hereof and thereof shall remain in full force and effect.

15. Governing Law. Except to the extent preempted by federal law, this Agreement and the Release shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

16. Prior Agreements Superseded; Entirety and Integration. Except as otherwise specifically provided herein, this Agreement supersedes and replaces all other prior agreements, written or oral, relating to Employee’s employment with Employer and/or any of Employer’s affiliated companies, including without limitation the Employment Agreement; provided, that, notwithstanding the foregoing, the Employment Agreement shall remain in effect until the Termination Date and the provisions of Sections 3, 4, 5, 7(g), and 7(i), of the Employment Agreement shall remain in full force and effect after the Termination Date in accordance with their terms. Upon the execution hereof by all of the parties hereto, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and, except as otherwise specifically noted herein, supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

17. Binding Effect; Amendments; Counterparts. This Agreement and the Release will be binding upon, and inure to the benefit of, Employer and Employee and their respective successors and assigns. This Agreement may not be modified or amended except by an instrument in writing signed by both Employee and a duly authorized representative of Employer. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

18. Effectiveness. This Agreement shall be void and of no force or effect if Employee does not execute and deliver this Agreement and the Consulting Services Agreement referred to in Section 1 above to Employer on or before the Termination Date.

19. 21-Day Period. As permitted by 29 CFR Section 1625.22(e)(4), Employer and Employee acknowledge and agree that the changes made to this Agreement from the original version of this Agreement that was presented to Employee on January 7, 2004, do not restart the running of the 21-day period within which Employee had to review this Agreement.

20. Outplacement Services; Tax Preparation. Employer will provide outplacement services through the normal provider of Deltak, LLC, Employers Association, Inc. (“EA”), for a period of one year to begin within nine months of the Termination Date at a fee not to exceed $3,500. Employer will pay Employee’s reasonable costs incurred as part of the preparation of his personal income tax returns for 2003 and 2004; provided, however, in no event shall Employer pay in excess of $2,000 of such costs.

21. Attorney’s Fees. Employer will pay the reasonable legal costs incurred by Employee in connection with the negotiation and preparation of this Agreement (approximately $5,000); provided, however, in no event shall Employer pay in excess of $5,000 of such costs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the applicable date set forth below.

“Employer”

Global Power Equipment Group Inc.

By:	/s/ John M. Matheson
John M. Matheson
Vice President and General Counsel
Date of Signature: January 30, 2004

“Employee”

/s/ Gary J. Obermiller
Gary J. Obermiller
Date of Signature: January 30, 2004

Exhibit A	Release

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